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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
Costilla Energy, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 and Form S-8 filed by Costilla Energy, Inc. (No. 333-70357, No. 333-16513, No. 333-16515, No. 333-16517, No. 333-38747 and No. 333-38751) of
our report dated March 23, 1999, (except as to Note 18, which is as of March 31, 1999 relating to the consolidated balance sheets of Costilla Energy, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the annual report on Form 10-K of Costilla Energy, Inc. for the year ended December 31, 1998.

Our report, referred to above, contains an explanatory paragraph that states that the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                        KPMG LLP

Midland, Texas
April 15, 1999